As filed with the Securities and Exchange Commission on June 17, 2008

Registration No. _________

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POWER OIL & GAS INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada
(State or Other Jurisdiction of Incorporation or Organization)

None
(I.R.S. Employer Identification No.)

4620 Manilla Road
Calgary, Alberta, Canada, T2G 4B7
(Address of Principal Executive Offices)

2007 Stock Option Plan
(Full Title of the Plan)

David Lubin, Esq.
David Lubin & Associates, PLLC
26 E. Hawthorne Avenue
Valley Stream,  NY 11580
(Name and Address of Agent for Service)

(516) 887-8200
(Telephone number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value	5,000,000(1)	$2.00	$10,000,000	$393.00

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers (a) an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, and (b) any additional shares of common stock which become issuable under the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified by Part I of S-8 has been omitted from this Registration Statement on Form S-8.  Such information will be sent or given to participants in the employee benefit plan described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Although such documents are not being filed with the Securities and Exchange Commission, they constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Power Oil & Gas Inc. (the “Company”) hereby states that (i) the documents listed in (a) through (b) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)           The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007;

(b)           The description of our common stock contained in the Company’s F-1/A Registration Statement, No. 333-137571 filed with the Commission on October 10, 2007, including without limitation, the Articles of Incorporation and By-Laws of the Company, filed as exhibits to said Registration Statement, and the Articles of Amendment to the Articles of Incorporation, filed with the Company’s registration statement filed on Form F-1 filed on September 25, 2006.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

 Not Applicable

Item 6.  Indemnification of Directors and Officers

Canadian Federal corporate laws provide, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including  attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.  The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The power to indemnify applies to actions brought by us or in our right as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.  The indemnification provisions contained in Canadian Corporate Law are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

3.1	Articles of Incorporation*
3.2	Amendment to Articles of Incorporation*
3.3	Bylaws*
4.1	Power Oil & Gas Inc. 2007 Stock Option Plan**
4.2	Form of Stock Option Agreement**
5.1	Opinion of Peter Mogan, Access Law Group as to the legality of the securities being registered**
23.1	Consent of Peter Mogan, Access law Group (included in Exhibit 5.1)**
23.2	Consent of SmytheRatcliffe LLP**
24.1	Power of Attorney (Contained on the signature page of this Registration Statement)

*Previously filed with the Company’s Registration Statement on Form F-1 on September 25, 2006.
** Filed herewith

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Surrey, British Columbia, on June 17, 2008.

By:	/s/ Pratt Barndollar
Pratt Barndollar, President, Secretary, Treasurer, and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Uppal with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that his substitute, may do or choose to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE
/s/ Pratt Barndollar Pratt Barndollar	President, Chief Executive Officer, Secretary, and Treasurer	June 12, 2008
/s/ Rob Sandhu Rob Sandhu	Director	June 12, 2008

/s/ Duncan Budge Duncan Budge	Director	June 17, 2008

/s/ Keith Diakiw Keith Diakiw	Director	June 12, 2008
/s/ Paul Uppal Paul Uppal	Director	June 17, 2008

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Power Oil & Gas Inc., has signed this registration statement or amendment thereto in Valley Stream, New York, on June 18, 2008.

By:	/s/ David Lubin
Name:	David Lubin